                                                               Exhibit 10.28

                                           TATUM CFO
                                        PARTNERS, L.L.P.

                                  REVISED RETAINER AGREEMENT


This Revised Agreement, entered into as of July 15, 1999 by Delphi Information Systems, Inc. (the "Company"), Tatum CFO Partners, LLP ("Tatum") and Richard J. Baum ("the CFO") (collectively, the "parties"), replaces the Agreement previously entered into between the Company, the CFO, and Tatum as of June 15, 1999.

WHEREAS, the Company wishes to engage the CFO to provide certain services and Tatum wishes that the CFO provide such services in return for certain consideration; the parties after full and careful negotiation agree as follows:

I.   SERVICES; FEES AND PAYMENTS
A.   Beginning the Effective Date, the CFO will perform, with the title
     Acting Chief Financial Officer, CFO Services as set forth in Section II for a total monthly fee of $17,500 (the "Monthly Fee").
B.   The CFO will provide CFO Services for 5 days per week.
C. The Company will pay the CFO directly according the Company's normal payroll process a portion of the Monthly Fee equal to $14,593.33 (the "Salary"); and will pay Tatum the remaining portion of $2,916.67 ("Retainer Fee").
D. If this Agreement commences or concludes in the middle of a month, each portion of the Monthly Fee shall be prorated for that month.
E.   The Company also will pay Tatum the incentive bonus set forth in Schedule
     A.
F. The Company will also provide Tatum stock options in accordance with the attached Schedule B.
G. The Company will pay all amounts owed Tatum no later than the 15th day of the month for which amounts are invoiced.
H. The Company will promptly reimburse the CFO for travel and out-of-pocket business expenses.
I. In the case that the CFO provides CFO Services in excess of 5 days per week, the Company will pay an additional $1,057.95 daily fee (the "Additional Daily Fee").
J. The Company will pay the CFO directly according the Company's normal payroll process 83.33% of the Additional Daily Fee (the "Additional Salary"), and will pay Tatum the remaining 16.67% portion ("Additional Retainer Fee").
K. In the event this Agreement is canceled prior to September 15, 1999, an additional fee will be paid sufficient to adjust the aggregate prior and prospective Monthly Fees to an amount equal to $1,200 per day (the "Early Termination Fee").
L. The Company will pay the CFO directly according the Company's normal payroll process 83.33% of the Early Termination Fee, and will pay Tatum the remaining 16.67% portion.

II. CFO SERVICES
A. CFO Services is defined as those certain services as specified and directed by the Company from time to time and which the CFO is able to perform within the time allotted under this agreement.
B. CFO Services will never exceed the traditional scope of services of the chief financial officer.

III. THE RELATIONSHIP OF THE CFO AND THE COMPANY
A. The Company, Tatum and the CFO agree that the CFO will be an employee of the Company.
B. As an employee of the Company, the CFO will work under the exclusive management and authority of the Company.
C. The CFO will serve the Company as an officer of the Company, upon election by its Board of Directors, to take effect upon receipt by the CFO and Tatum of written evidence that the CFO as an officer is covered by director and officer insurance maintained by the Company at no additional cost to the CFO or Tatum.

D. The CFO may sign federal or state securities filing, and representations and warranties on behalf of the Company after such date as the CFO receives satisfactory written evidence that in signing such filings he is covered by applicable insurance (whether director and officer insurance or a special policy) maintained by the Company at no additional cost to the CFO or Tatum CFO. (Note that the election to sign securities filings can also be done by later amendment to agreement.)
E. The CFO will be eligible for vacation and holidays consistent with the Company's policy as it applies to senior management, except that any initial delay period will not apply.
F. The CFO elects not to participate in the Company's employment retirement plan or any other employee benefit plan, and waives any coverage that may otherwise exist. The Company will not include the CFO as participant in any such plan, unless required to do so by law for plan qualification. However, notwithstanding the foregoing, the CFO may participate (without Company matching payments) in the Company's 401(k) plan, if such a plan is provided.
G. The CFO waives any past or present claim it may have against the Company for any discrimination.

IV. THE RELATIONSHIP OF TATUM AND THE COMPANY
A. The Company, Tatum and the CFO agree that for purposes of this Agreement, Tatum's relationship with the Company is to make the CFO available to the Company to provide CFO services. However, the Company is solely responsible for its evaluation, management and use of the CFO and the CFO Services.

V.   THE RELATIONSHIP OF TATUM AND THE CFO
A. The Company, Tatum and the CFO agree that for purposes of this Agreement, Tatum's relationship with the CFO is to make available to the CFO certain resources of Tatum. These resources are not warranted or guaranteed in any way and the Company is solely responsible for its evaluation, management and use of these resources.

VI. STANDARD DISCLAIMERS
A. Neither Tatum nor the CFO will be liable for Y2K related losses, costs, damages or expenses.
B. Tatum will not be liable for any non-compliance with federal, state or local laws or regulations.
C. The Company agrees that reports, projections and/or forecasts can be prepared only at the Company's direction and reflect the judgment of the Company. Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections and/or forecasts; and will not be held liable for any claims of reliance on such reports, projections and/or forecasts.

VII. INDEMNITY; JOINT DEFENSE; LIABILITY LIMITATIONS; ARBITRATION; INSURANCE
A. The Company agrees to indemnify Tatum to the full extent permitted by law for any losses, costs, damages and expenses, including attorneys' fees, as such are incurred, in connection with (1) any cause of action, suit or other proceeding arising in connection with Tatum's engagement by the Company under this Agreement, the CFO's employment with the Company or the CFO's activities while employed by the Company, and (2) any legal proceeding in which Tatum may be required or agree to participate, but in which Tatum is not a party. This indemnification does not apply to actions taken by Tatum in bad faith.
B. If the Company and Tatum are defendants in any action, suit, or other proceeding, the defense of Tatum will be represented by counsel selected by Tatum.
C. The Company and Tatum agree to binding arbitration under the rules of the American Arbitration Association ("AAA"), to take place in the AAA's Atlanta office, if any dispute arises between them.
D. The Parties recognize and agree that any breach by Tatum of this Agreement would result in injury that would be impossible to accurately ascertain. Therefore, Tatum shall pay to the Company as liquidated damages, and not as a penalty, an amount equal to two full months of Retainer Fee. The parties agree that this amount of liquidated damages represents a reasonable approximation of the damages that would be incurred as a result of a breach by Tatum of this Agreement.
E. In any event, at any time, Tatum may pay a sum equal to the total Retainer Fee paid under this Agreement for the most recent four months, which payment the Company agrees shall serve as final satisfaction and accord for any and all such liabilities of Tatum under this Agreement.
F. As a precondition for recovery of any alleged liability, the Company shall give Tatum notice, in writing, the alleged basis for liability within thirty (30) days of discovering the circumstances giving rise to such alleged liability, and no legal or other action shall be taken by the Company against Tatum more than (60) days after such notice has been given or (ii) less than thirty (30) days after such notice has been given, in order that Tatum shall have the opportunity to investigate in a timely manner and, where possible, correct of rectify the alleged basis for liability.
G. Tatum will not be liable in any event for incidental or consequential damages including without limitation any interruption of business or loss of business, profit, or good will.
H. To the extent the Company has directors' and officers' liability insurance ("including entity coverage") and/or errors and omissions liability insurance in effect, the Company will provide such insurance coverage for the CFO.

VIII. GENERAL TERMS AND CONDITIONS
A. Subject to the payment of any applicable Early Termination Fee, this Agreement may be canceled by either party effective on no less than 30 days' advance written notice. However, Tatum retains the right to terminate this agreement immediately if the Company has not remained current with its obligations to Tatum under this Agreement, the Company is not in compliance with any government regulatory entity, or by death or disability of the CFO.
B. The provisions on the attached Schedule A are incorporated by reference as if set forth herein, and the provisions concerning the bonus in Schedule A will survive any cancellation of this Agreement.
C. Neither the Company, Tatum nor the CFO shall be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.
D.   This Agreement is governed by Illinois law.
E. The terms of this Agreement are severable, and they may not be amended except in writing signed by the parties. This Agreement binds and benefits the successors of the parties.
F. This Agreement contains the entire agreement between the parties, superseding any prior oral or written statements or agreements.
G. The persons signing below are authorized to sign on behalf of each party, and their signatures are all necessary signatures.



TATUM CFO PARTNERS, LLP        The COMPANY                  The CFO


/s/ Dirk B. Landis             /s/ [Illegible]             /s/ Richard J. Baum
----------------------         -------------------        --------------------
Signature                      Signature                  Signature

                                  [Illegible]
Dirk B. Landis                 -------------------        Richard J. Baum
Area Limited Partner           Name and Title

As of July 15, 1999            As of July 15, 1999        As of July 15, 1999